EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Resource Bankshares Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form 11-K of Resource Bankshares Corporation of our report dated December 14, 2004 relating to the statements of net assets available for benefits of Resource Bank Stock and 401(k) Savings Plan as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits and supplemental schedule for the year ended December 31, 2003.

/s/ Goodman & Company, LLP

Norfolk, Virginia

December 30, 2004